Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY “[***]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Memo of Understanding between Safety Quick Light

and Nielsen & Bainbridge, LLC

The following represents the key elements of the agreement between Safety Quick Lighting & Fans Corp (aka SQL, Sky Technologies) from: 4400 Northpoint Pkwy, Suite. 154 Alpharetta, GA 30022 and Nielsen & Bainbridge, LLC (aka NBGHome) from: 12303 Technology Blvd #950, Austin, TX 78727. This agreement is to extend the involvement and association between SQL and NBGHome replacing the previous agreement with NBGHome. NBGHome represents a strategic partner positioned to facilitate sales to an international array of retail organizations with which they are already engaged. This relationship is to accelerate the introduction of products utilizing the patented Safety Quick Light (SQL) devices and other.

General elements of the new agreement:

NBGHome will handle direct or indirect all North American retail markets for SQL’s items whether branded GE or Sky Technologies or any other brand.

This new agreement will be in effect for 12 months effective January 10, 2018. The two companies may mutually elect to continue or discontinue this agreement after January 10, 2019.

SQL and NBGHome will continue to work together on all business issues to drive market share gain in order to enhance a win-win scenario for both parties. NBGHome and SQL will treat each other mutually as the “most favored partner/vendor status”

As the patented SQL device has become code and is available to all manufacturers of lighting and ceiling fans, NBGHome will purchase the device for [***]% less than the best wholesale or lowest price offered to any SQL customer in the market place

Financial Implications:

SQL compensation to NBGHome:

For NBG’s past years of support to SQL, including the USA and global sales infrastructure for SQL’s future product, as well as for the $10 million line of credit, SQL will award Nielsen & Bainbridge, LLC 300,000 shares of SQL stock for the partnership and cooperation for the period of 2016 and 2017. 150,000 shares awarded immediately and 150,000 shares that are already earned by NBG, will be awarded on July 1, 2018

For the continuation of NBG’s USA and global sales support as well as for the $10 million line of credit, SQL will award Nielsen & Bainbridge, LLC 333,333 shares of SQL stock as of January 1, 2019. In case that this agreement continues for longer than the initial one year, SQL will award an additional 333,333 shares as of January 1, 2020 and likewise 333,334 shares as of January 1, 2021 based on the support given to SQL as detailed below:

○	Sales efforts continue to North American retail markets for SQL’s products including the “smart plug” or its developing technological device(s) for Smart Homes. This is meant to be a good faith and an inclusive statement to products using the “smart plug” as it evolves.

○	Provides financial support up to a maximum of $10,000,000 line of credit at 9% interest on the outstanding amount. NBGHome’s line of credit to SQL will also cover purchase orders sold by NBGHome at pricing to be agreed to by SQL. All purchases financed by the line of credit will be supported and secured by the promissory note. In no event, will the line of credit exceed $10,000,000 during the 12 months including any stocking programs for retail.

○	SQL will continue to pay commission at 5%.

○	SQL will continue to make payments on the credit line as it receives payment from its customers for goods purchased for the order by that customer.

○	Either party will be able to determine if the relationship will extend for an additional 12 months and will have the opportunity to end this agreement after the end of each year.

○	If SQL were to be sold whereas the control transfers from the current management to another party, NBGHome would immediately vest in the shares to be earned in that 12 month period. For example, if SQL sold on July 1, 2018, NBG would be considered to have earned and will be awarded the 333,333 shares that were to be awarded for 12 month period in 2018.

NBG financial support to SQL:

When needed by SQL, NBGHome will finance purchase orders and website orders sold by NBGHome at pricing to be agreed to by SQL. Interest will be charged at 9%.

NBGHome’s Commission structure will remain at 5%. This rate can vary by sales class but will be equal to 5% average on all sales by NBGHome. The Commission is to be paid to NBGHome monthly based on sales of SQL product.

Stocking program: NBGHome will facilitate, finance and warehouse SQL products as requested by SQL not to exceed $10 million including the total of outstanding receivables. Product will include SQL/GE products: for retail, online, builder and other customers. SQL will pay a fair/reasonable fee agreed to by both parties in writing (“cost plus” basis) for stocking estimated range to be between 6 and 12%. SQL will maintain the right to consult with NBG regarding the stocking program and can terminate the NBGHome arrangement at any time with a 90 day notice.

If SQL should terminate the relationship subsequent to December 31, 2018, SQL agrees to purchase 100% of the stocking inventory at cost plus 5% handling within 90 days of termination. Again, all inventory of the stocking program would have to be removed within 90 days of termination.

This agreement replaces the previous memo of understanding between NBG and SQL, including NBG’s stock purchase option in the previous memo of understanding. The pledge and security agreement and the promissory note dated April 13, 2016, will remain in effect or will be modified to accommodate the relevant dates.

Both parties will have the ability to terminate the relationship at the end of each year of this agreement. If the companies decide to end the relationship, SQL will repay any outstanding amount under the line of credit on the termination date of the agreement. All paragraphs in this agreement are binding on both parties.

Signatures are on following page

SAFETY QUICK LIGHTING & FANS CORP.	NIELSEN & BAINBRIDGE, LLC

/s/ John Campi	/s/ Scott Slater
John Campi, President & CEO	Scott Slater CEO
Date: 1-31-2018	Date: 1-31-2018

/s/ Rani Kohen	/s/ Gary Golden
Rani Kohen, Chairman	Gary Golden, CFO
Date: 1-31-2018	Date: 1-31-2018